Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310
Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251
www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2010 Financial Results and Reviews Recent Developments

San Diego, CA, November 9, 2010 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2010. Arena also reported earlier today top-line results from its lorcaserin Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) trial.

“We believe the BLOOM-DM top-line results provide additional support for lorcaserin’s benefit-to-risk profile,” said Jack Lief, Arena’s President and Chief Executive Officer. “We remain focused on addressing the recommendations outlined by the FDA in the complete response letter for lorcaserin.”

Arena reported a net loss in the third quarter of 2010 of $36.3 million, or $0.31 per share, compared to a net loss in the third quarter of 2009 of $34.8 million, or $0.38 per share, and a net loss in the first nine months of 2010 of $96.3 million, or $0.91 per share, compared to a net loss in the first nine months of 2009 of $123.4 million, or $1.51 per share.

As expected, research and development expenses declined to $20.2 million in the third quarter of 2010 from $22.1 million in the third quarter of 2009. Research and development expenses in the first nine months of 2010 declined to $59.0 million from $89.0 million in the first nine months of 2009. This decrease is primarily due to completing our lorcaserin pivotal Phase 3 clinical trials. Research and development expenses included $2.6 million in non-cash, share-based compensation expense in the first nine months of 2010, compared to $2.9 million in the first nine months of 2009. General and administrative expenses totaled $6.9 million in the third quarter of 2010, compared to $5.4 million in the third quarter of 2009, and $20.6 million in the first nine months of 2010, compared to $18.7 million in the first nine months of 2009. This increase is primarily attributable to increased legal and marketing research expenses. General and administrative expenses in the first nine months of 2010 included $1.7 million in non-cash, share-based compensation expense, compared to $2.2 million in the first nine months of 2009. Total interest and other expense increased to $22.4 million in the first nine months of 2010, compared to $13.7 million in the first nine months of 2009. This increase is primarily attributable to increases in the loss on extinguishment of debt, a non-cash item, and interest expense, both related to Arena’s loan from certain Deerfield entities.

At September 30, 2010, cash, cash equivalents and short-term investments totaled $176.5 million and approximately 121.4 million shares of common stock were outstanding.

Arena’s Recent and Third Quarter Developments

Lorcaserin

•

Announced top-line results from the lorcaserin BLOOM-DM trial that demonstrate statistically significant weight loss and improved HbA1c in obese and overweight patients with type 2 diabetes. In this trial, lorcaserin met all three primary efficacy endpoints.

•

The US Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) regarding Arena’s New Drug Application (NDA) for lorcaserin. In the CRL, the FDA stated that it has completed its review of the NDA and determined that it cannot approve the application in its present form. The FDA also outlined non-clinical and clinical reasons for its decision and provided recommendations relating to addressing such issues. Prior to issuance of the CRL, the FDA Endocrinologic and Metabolic Drugs Advisory Committee voted nine to five that the available data do not demonstrate that the potential benefits of lorcaserin outweigh the potential risks when used long term in a population of overweight and obese individuals to allow marketing approval.

•

Results from a lorcaserin mechanism of action study conducted at the Pennington Biomedical Research Center were presented at Obesity 2010, the 28th Annual Scientific Meeting of The Obesity Society. The data presented showed that lorcaserin reduces energy intake and appetite, and causes weight loss without stimulating energy expenditure.

•	The FDA completed the Pre-Approval Inspection of Arena’s drug product manufacturing facility in Switzerland and classified the inspection as No Action Indicated.

•

Results from Arena’s two-year, pivotal Phase 3 BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) trial were published in the July 15, 2010, issue of the New England Journal of Medicine. The data presented in the article show that lorcaserin used in conjunction with behavioral modification caused significantly greater weight loss and improved maintenance of weight loss compared to placebo. The data also indicated that lorcaserin improved values for biomarkers that may be predictive of future cardiovascular events, including lipid levels, insulin resistance, levels of inflammatory markers and blood pressure.

•

Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, entered into a marketing and supply agreement with Eisai Inc. for the commercialization of lorcaserin in the United States following FDA approval of the NDA for lorcaserin. Under the terms of the agreement, Arena received a non-refundable, upfront payment of $50.0 million from Eisai.

Other

•

Announced that following the completion of a Phase 1 clinical trial program for APD597, Ortho-McNeil-Janssen Pharmaceuticals, Inc., decided not to advance APD597 and notified Arena that it is terminating their collaboration, effective December 28, 2010. APD597 is a GPR119 agonist intended for the treatment of type 2 diabetes, which, along with other compounds and intellectual property, will revert to Arena upon termination of the collaboration. The Phase 1 program provided evidence for incretin stimulation (GLP-1, GIP and PYY) and reductions in post-meal glucose increases with APD597 alone and in combination with sitagliptin, a DPP-4 inhibitor.

•

Announced results from a Phase 1 clinical trial of APD916, a novel drug candidate Arena discovered that targets the histamine H3 receptor for the treatment of narcolepsy with cataplexy. In this randomized, double-blind, placebo-controlled trial in 24 healthy volunteers, APD916 demonstrated dose-proportional pharmacokinetic exposure over the tested dose range.

•

Received gross proceeds of approximately $60.0 million from the sale of 8,955,224 shares of its common stock to certain Deerfield entities at a price of $6.70 per share. As part of the transaction, Arena amended its June 2009 Facility Agreement with Deerfield pursuant to which $30.0 million of the proceeds from this transaction was used to prepay the portion of the principal amount that Arena otherwise would have been required to repay in July 2012.

Conference Call & Webcast

Arena will host both a conference call and webcast to discuss top-line results from the BLOOM-DM trial and third quarter 2010 financial results today, November 9, 2010, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Third Quarter 2010” conference call. The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Piper Jaffray 22nd Annual Health Care Conference, November 30-December 1, 2010, New York, New York

•	29th Annual J.P. Morgan Healthcare Conference, January 10-13, 2011, San Francisco, California

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is intended for weight management. Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, has granted Eisai Inc. exclusive rights to market and distribute lorcaserin in the United States following FDA approval of the New Drug Application for lorcaserin.

Arena Pharmaceuticals(R) and Arena(R) are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about BLOOM-DM, including providing support for lorcaserin’s profile; addressing recommendations in the complete response letter for lorcaserin; the advancement, therapeutic indication and use, safety, efficacy, tolerability, mechanism of action, scheduling and regulatory review, approval, commercialization and potential of lorcaserin; the termination of the Ortho-McNeil-Janssen collaboration and related expectations and future activities; the therapeutic indication and use, safety, efficacy, tolerability, mechanism of action and potential of APD597 alone and in combination; the therapeutic indication and use, mechanism of action and exposures of APD916; the Eisai collaboration and activities thereunder; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, top-line results are based on a preliminary analysis of then available data, and such findings and conclusions are subject to change following a more comprehensive review of the data; the risk that regulatory authorities may not find data and other information related to Arena’s clinical trials and other studies meet safety or efficacy requirements or are otherwise sufficient for regulatory approval; the timing of regulatory review and approval is uncertain; Arena’s response to the complete response letter for the lorcaserin NDA may not be submitted in a timely manner and/or the information provided in such response may not satisfy the FDA; the FDA may request additional information prior to approval; unexpected new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner Arena or others expect or at all; Arena’s ability to obtain adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from Arena’s collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

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Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,846	$1,737	$5,258	$4,663
Collaborative agreements	5,783	882	7,343	3,042

Total revenues	7,629	2,619	12,601	7,705

Operating Expenses
Cost of manufacturing services	1,814	1,705	5,309	4,702
Research and development	20,155	22,147	58,971	88,972
General and administrative	6,862	5,423	20,636	18,725
Restructuring charges	—	—	—	3,324
Amortization of acquired technology & other intangibles	541	582	1,609	1,721

Total operating expenses	29,372	29,857	86,525	117,444

Interest and Other Income (Expense)
Interest income	107	75	338	291
Interest expense	(6,267)	(7,339)	(16,198)	(10,991)
Gain from valuation of derivative liabilities	3,023	2,472	4,857	345
Loss on extinguishment of debt	(12,354)	(2,479)	(12,354)	(2,479)
Other	968	(326)	988	(859)

Total interest and other expense, net	(14,523)	(7,597)	(22,369)	(13,693)

Net loss	$(36,266)	$(34,835)	$(96,293)	$(123,432)

Net loss per share, basic & diluted	$(0.31)	$(0.38)	$(0.91)	$(1.51)

Shares used in calculating net loss per share, basic & diluted	117,409	90,995	105,582	81,518

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2010	December 31, 2009
	(unaudited)	*
Assets
Cash, cash equivalents & short-term investments	$176,536	$115,449
Accounts receivable	1,972	1,415
Other current assets	3,274	4,409
Land, property & equipment, net	93,081	95,445
Acquired technology & other non-current assets	18,177	19,560

Total assets	$293,040	$236,278

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$13,762	$15,884
Total deferred revenues	49,046	4,086
Total derivative liabilities	1,785	6,642
Total note payable to Siegfried	9,888	9,143
Total note payable to Deerfield**	35,434	47,906
Total lease financing obligations & other long-term liabilities	77,419	78,050
Total stockholders’ equity	105,706	74,567

Total liabilities & stockholders’ equity	$293,040	$236,278

*	The condensed consolidated balance sheet data as of December 31, 2009, has been derived from the audited financial statements as of that date.
**	The outstanding principal balance of the note payable to Deerfield was $60.0 million and $90.0 million at September 30, 2010 and December 31, 2009, respectively.

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